EXHIBIT 14
CODE OF ETHICS
I. Introduction
This Code of Ethics (this “Code”) is applicable to the officers of Lifeway Foods, Inc. (“Lifeway”). References in this Code of Ethics to Lifeway mean Lifeway or any of its subsidiaries.
While Lifeway and its stockholders expect honest and ethical conduct in all aspects of its business from all employees, Lifeway and its stockholders expect the highest possible standards of honest and ethical conduct from its officers. The officers are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. Compliance with this Code and all other applicable codes of business conduct or ethics adopted by the Board of Directors of Lifeway is mandatory and any violations will be addressed severely.
II. Conflicts of Interest
Conflicts of interest are strictly prohibited as a matter of Lifeway policy. Officers must be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, Lifeway’s interests. A “conflict of interest” exists whenever an individual’s private interests in any way interfere or conflict with, or appear to interfere or conflict with, the interests of Lifeway or make, or appear to make, it difficult for the individual to perform his or her work for Lifeway objectively and effectively. Conflicts of interest arise when:
     (a) personal interests interfere, or appear to interfere, in any way, with the interests of Lifeway (for example, competition with Lifeway);
     (b) undertakings for an officer’s direct or indirect benefit or the direct or indirect benefit of a third party that is inconsistent with the interests of Lifeway (for example, causing Lifeway to engage in business transactions with a company under the control of an officer, whether solely or with friends or relatives);
     (c) an officer, or a member of an officer’s family, receives improper personal benefits as a result of such officer’s position in Lifeway (for example, a loan or other benefit from a third party to direct Lifeway business to a third-party).
There are other situations in which conflicts of interest may arise. Conflicts of interest may not always be clear-cut. Questions regarding conflicts of interest should be directed to the Company’s Counsel.

III. Accurate Periodic Reports
Full, fair, accurate, timely and understandable disclosure (as required in the reports and other documents that filed with, or submitted to, the SEC and in our other public communications) is critical for the Company to maintain its good reputation, to comply with its obligations under the securities laws and to meet the expectations of our stockholders and other members of the investment community. Officers are to exercise the highest standard of care in preparing such reports and documents and other public communications, in accordance with the following guidelines:
     (a) all accounting records, and the reports produced from such records, must be in accordance with all applicable laws and regulations;
     (b) all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;
     (c) all accounting records must fairly and accurately reflect in reasonable detail Lifeway’s assets, liabilities, revenues and expenses;
     (d) no accounting records may contain any false or intentionally misleading entries;
     (e) no transactions should be intentionally misclassified as to accounts, departments or accounting periods;
     (f) all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;
     (g) no material information should be concealed from the internal auditors or the independent auditors; and compliance with Lifeway’s system of internal controls is required.
IV. Compliance with Laws
Officers are expected to understand and comply with both the letter and spirit of all applicable laws and governmental rules and regulations.
V. Reporting Violations
Officers are expected to report any violations of this Code of Ethics promptly to the Chairman of the Board of Directors.

VI. Consequences of Non-Compliance with this Code
Violations of this Code will be reported to the Audit Committee and the Board of Directors. Failure to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the Securities and Exchange Commission) may result in disciplinary measures, up to and including discharge from Lifeway, and any appropriate legal action.
VII. Amendment, Modification and Waiver
This Code may be amended or modified by the Board of Directors. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board of Directors with specifically delegated authority. Waivers will be disclosed to stockholders as required by the Securities Exchange Act of 1934.